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            Consent of Independent Registered Public Accounting Firm




To the Shareholders and Board of Trustees of First Eagle Variable Funds:

We consent to the incorporation by reference, in this registration statement, to our report dated February 22, 2005, on the statements of assets and liabilities, including the schedules of investments, for the First Eagle Overseas Variable Fund ("the Fund"), a portfolio of First Eagle Variable Funds, as of December 31, 2004, and the related statements of operations for the year then ended, the statements of changes in net assets for each of the years in the two-year period then ended, and the financial highlights for the periods indicated in the Annual Report. These financial statements and financial highlights and our report thereon are included in the Annual Report of the Fund as filed on Form N-CSR.

We also consent to the references to our firm under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" and "Financial Statements" in the Statement of Additional Information.



KPMG LLP



New York, New York
April 20, 2005